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                       SECURlTIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13D

                  Under the Securities and Exchange Act of 1934
                               (Amendment No.2*)

                              CNY Financial Corporaation
- -------------------------------------------------------------------------------

                                  Common Stock
- -------------------------------------------------------------------------------

                                  12613U107
 -----------------------------------------------------------------------------
                                 (CUSIP Number)

Lawrence B. Seidman, 100 Misty Lane, Parsippany, NJ 07054, (201) 560-1400

- -------------------------------------------------------------------------------
                 (Name, Address and Telephone Number of Person
              Authorized to Receive Notices and Communications)
                               August 2, 1999
- ----------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-l(b)(3) or (4), check the following box .

Check the following box if a fee is being paid with the statement . (A fee is not required only if the reporting person: (I) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item l; and (2) has hled no amendment subsequent thereto reporting beneficial ownership of hve percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-l(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subjcct to all other provisions of the Act (however, see the Notes).

     SCHEDULE 13D
CUSIP NO. 12613U107
 NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

1 Seidman and Associates, L.L.C.    22-3343079
- --------------------------------------------------------------------------------
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) /X/
                                                               (b) / /
- --------------------------------------------------------------------------------
3 SEC USE ONLY
- --------------------------------------------------------------------------------
4 SOURCE OF FUNDS
WC OO
- --------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(d) or 2(e)                                     / /
- --------------------------------------------------------------------------------
6 CITIZENSHIP OR PLACE OF ORGANIZATION
    New Jersey
- --------------------------------------------------------------------------------
                           7  SOLE VOTING POWER
                                48,660
NUMBER OF    -------------------------------------------------------------------
SHARES

BENFICIALLY                8  SHARED VOTING POWER
                  --------------------------------------------------------------
OWNED BY
                           9 SOLE DISPOSITIVE POWER
                                    48,660
PERSON   -----------------------------------------------------------------------

WITH                       10 SHARED DISPOSITIVE POWER

                  --------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON                     48,660
- --------------------------------------------------------------------------------

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES*                                                      / /
- --------------------------------------------------------------------------------

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)  .956
- --------------------------------------------------------------------------------

14 TYPE OF REPORTING PERSON* OO
- --------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D
CUSIP NO. 12613U107
 NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

1 Seidman Investment Partnership, L.P.    22-3360395
- --------------------------------------------------------------------------------
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) /X/
                                                               (b) / /
- --------------------------------------------------------------------------------
3 SEC USE ONLY
- --------------------------------------------------------------------------------
4 SOURCE OF FUNDS
WC
- --------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(d) or 2(e)                                     / /
- --------------------------------------------------------------------------------
6 CITIZENSHIP OR PLACE OF ORGANIZATION
    New Jersey
- --------------------------------------------------------------------------------
                           7  SOLE VOTING POWER
NUMBER OF                           49,440
                  --------------------------------------------------------------
SHARES

BENFICIALLY                8  SHARED VOTING POWER
                  --------------------------------------------------------------
OWNED BY
                           9 SOLE DISPOSITIVE POWER
                                    49,440
PERSON   -----------------------------------------------------------------------

WITH                       10 SHARED DISPOSITIVE POWER
                  --------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON                     49,440
- --------------------------------------------------------------------------------

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES*                                                      / /
- --------------------------------------------------------------------------------

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) .971
- --------------------------------------------------------------------------------

14 TYPE OF REPORTING PERSON* PN
- --------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATIONSCHEDULE 13D

                                  SCHEDULE 13D
CUSIP NO. 12613U107
 NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

1 Seidman Investment Partnership II, L.P.    22-3603662
- --------------------------------------------------------------------------------
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) /X/
                                                               (b) / /
- --------------------------------------------------------------------------------
3 SEC USE ONLY
- --------------------------------------------------------------------------------
4 SOURCE OF FUNDS
WC
- --------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(d) or 2(e)                                     / /
- --------------------------------------------------------------------------------
6 CITIZENSHIP OR PLACE OF ORGANIZATION
    New Jersey
- --------------------------------------------------------------------------------
                           7  SOLE VOTING POWER
NUMBER OF                          48,440
                  --------------------------------------------------------------
SHARES

BENFICIALLY                8  SHARED VOTING POWER
                  --------------------------------------------------------------
OWNED BY
                           9 SOLE DISPOSITIVE POWER
                                    48,440
PERSON   -----------------------------------------------------------------------

WITH                       10 SHARED DISPOSITIVE POWER
                  --------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON                     48,440
- --------------------------------------------------------------------------------

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES*                                                      / /
- --------------------------------------------------------------------------------

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) .951
- --------------------------------------------------------------------------------

14 TYPE OF REPORTING PERSON* PN
- --------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATIONSCHEDULE 13D

             SCHEDULE 13D
CUSIP NO.12613U107
 NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

1 Seidman and Associates II, L.L.C. 22-3435964
- --------------------------------------------------------------------------------
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) /X/
                                                               (b) / /
- --------------------------------------------------------------------------------
3 SEC USE ONLY
- --------------------------------------------------------------------------------
4 SOURCE OF FUNDS
WC OO
- --------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(d) or 2(e)                                     / /
- --------------------------------------------------------------------------------
6 CITIZENSHIP OR PLACE OF ORGANIZATION
    New Jersey
- --------------------------------------------------------------------------------
                           7  SOLE VOTING POWER
NUMBER OF                           45,940
                  --------------------------------------------------------------
SHARES

BENFICIALLY                8  SHARED VOTING POWER
                  --------------------------------------------------------------
OWNED BY
                           9 SOLE DISPOSITIVE POWER
                                    45,940
PERSON   -----------------------------------------------------------------------

WITH                       10 SHARED DISPOSITIVE POWER
                  --------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON                     45,940
- --------------------------------------------------------------------------------

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES*                                                     / /
- --------------------------------------------------------------------------------

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) .902
- --------------------------------------------------------------------------------

14 TYPE OF REPORTING PERSON* OO
- --------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATIONSCHEDULE 13D

                                  SCHEDULE 13D
CUSIP NO. 12613U107
 NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

1 Kerrimatt, L.P.     22-3583179
- --------------------------------------------------------------------------------
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) /X/
                                                               (b) / /
- --------------------------------------------------------------------------------
3 SEC USE ONLY
- --------------------------------------------------------------------------------
4 SOURCE OF FUNDS
WC
- --------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(d) or 2(e)                                     / /
- --------------------------------------------------------------------------------
6 CITIZENSHIP OR PLACE OF ORGANIZATION
    New Jersey
- --------------------------------------------------------------------------------
                           7  SOLE VOTING POWER
NUMBER OF                           48,540
                  --------------------------------------------------------------
SHARES

BENFICIALLY                8  SHARED VOTING POWER
                  --------------------------------------------------------------
OWNED BY
                           9 SOLE DISPOSITIVE POWER
                                    48,540
PERSON   -----------------------------------------------------------------------

WITH                       10 SHARED DISPOSITIVE POWER
                  --------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON                     48,540
- --------------------------------------------------------------------------------

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES*                                                      / /
- --------------------------------------------------------------------------------

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) .953
- --------------------------------------------------------------------------------

14 TYPE OF REPORTING PERSON* PN
- --------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATIONSCHEDULE 13D

                                  SCHEDULE 13D
CUSIP NO. 12613U107
 NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

1 Federal Holdings, L.L.C.     13-3838083
- --------------------------------------------------------------------------------
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) /X/
                                                               (b) / /
- --------------------------------------------------------------------------------
3 SEC USE ONLY
- --------------------------------------------------------------------------------
4 SOURCE OF FUNDS
 OO
- --------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(d) or 2(e)                                     / /
- --------------------------------------------------------------------------------
6 CITIZENSHIP OR PLACE OF ORGANIZATION
    New Jersey
- --------------------------------------------------------------------------------
                           7  SOLE VOTING POWER
NUMBER OF                          45,940
                  --------------------------------------------------------------
SHARES

BENFICIALLY                8  SHARED VOTING POWER
                  --------------------------------------------------------------
OWNED BY
                           9 SOLE DISPOSITIVE POWER
                                   45,940
PERSON   -----------------------------------------------------------------------

WITH                       10 SHARED DISPOSITIVE POWER
                  --------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON                     45,940
- --------------------------------------------------------------------------------

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES*                                                      / /
- --------------------------------------------------------------------------------

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) .902
- --------------------------------------------------------------------------------

14 TYPE OF REPORTING PERSON* OO
- --------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATIONSCHEDULE 13D

 SCHEDULE 13D
CUSIP NO. 12613U107
 NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

1 The Benchmark Company, Inc.      11-2950925
- --------------------------------------------------------------------------------
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) /X/
                                                               (b) / /
- --------------------------------------------------------------------------------
3 SEC USE ONLY
- --------------------------------------------------------------------------------
4 SOURCE OF FUNDS
WC
- --------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(d) or 2(e)                                     / /
- --------------------------------------------------------------------------------
6 CITIZENSHIP OR PLACE OF ORGANIZATION
   New York
- -------------------------------------------------------------------------------
                           7  SOLE VOTING POWER
NUMBER OF                          18,700
                  --------------------------------------------------------------
SHARES

BENFICIALLY                8  SHARED VOTING POWER
                  --------------------------------------------------------------
OWNED BY
                           9 SOLE DISPOSITIVE POWER
                                    18,700
PERSON   -----------------------------------------------------------------------

WITH                       10 SHARED DISPOSITIVE POWER
                  --------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON                    18,700
- --------------------------------------------------------------------------------

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES*                                                      / /
- --------------------------------------------------------------------------------

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) .367
- --------------------------------------------------------------------------------

14 TYPE OF REPORTING PERSON* BD
- --------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATIONSCHEDULE 13D

  SCHEDULE 13D
CUSIP NO. 12613U107
 NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

1 Lawrence B. Seidman     075 38 0679
- --------------------------------------------------------------------------------
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) /X/
                                                               (b) / /
- --------------------------------------------------------------------------------
3 SEC USE ONLY
- --------------------------------------------------------------------------------
4 SOURCE OF FUNDS
PF
- --------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(d) or 2(e)                                     / /
- --------------------------------------------------------------------------------
6 CITIZENSHIP OR PLACE OF ORGANIZATION
  U.S.A.
- --------------------------------------------------------------------------------
                           7  SOLE VOTING POWER
NUMBER OF                          376,969
                  --------------------------------------------------------------
SHARES

BENFICIALLY                8  SHARED VOTING POWER
                  --------------------------------------------------------------
OWNED BY
                           9 SOLE DISPOSITIVE POWER
                                  376,969
PERSON   -----------------------------------------------------------------------

WITH                       10 SHARED DISPOSITIVE POWER
                  --------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON                   376,969
- --------------------------------------------------------------------------------

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES*                                                      / /
- --------------------------------------------------------------------------------

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 7.407
- --------------------------------------------------------------------------------

14 TYPE OF REPORTING PERSON* IN
- --------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATIONSCHEDULE 13D

The statement on Schedule 13D which was filed on March 1, 1998 and Amendment No. 1 which was filed on March 30, 1999, on behalf of Seidman and Associates, L.L.C. ("SAL"), Seidman and Associates II, L.L.C. ("SALII"), Seidman Investment Partnership ("SIP"), Seidman Investment Partnership II, LP ("SIPII"), Federal Holdings L.L.C. ("Federal"), Kerrimatt, LP ("Kerrimatt"), Lawrence B. Seidman, Individually ("Seidman"), Benchmark Partners LP ("Partners"), The Benchmark Company, Inc. ("TBCI"), Richard Whitman, Individually ("Whitman"), Lorraine Di Paolo ("DiPaolo"), Individually, and Dennis Pollack, Individually ("Pollack") (collectively, the "Reporting Persons") with respect to the Reporting Persons' beneficial ownership of shares of Common Stock, $.01 par value (the "Shares"), of CNY Financial Corporation, a Delaware Corporation (the "Issuer"), is hereby amended as set forth below. Such Statement on Schedule 13D is hereinafter referred to as the "Schedule 13D". Terms used herein which are defined in the
Schedule 13D shall have their respective meanings set forth in the Schedule 13D.

2. Identity and Background

(e) This section is also amended to state that SAL, SALII, FEDERAL, SIP, and SEIDMAN. Some of the Reporting Persons, were defendants in a litigation with respect to the proxy contest involving IBS Financial Corporation ("IBSF"). Specifically, a civil action was filed by IBSF, during a proxy contest with certain members of the Reporting Persons listed above, in the U.S. District Court. The claim was made that these members of the Reporting Persons did not make all of the disclosures required by the Securities Exchange Act of 1934. The District Court entered a Judgment dismissing the claims made by IBSF. The Third Circuit Court of Appeals reversed in part, and remanded the matter, determining that two (2) additional disclosures should have been made. Pending the remand, an Amended Schedule 13D was filed making additional disclosures with regard to Seidcal Associates and Kevin Moore. Thereafter, the District Court entered a Judgment After Remand which directed the inclusion of these disclosures in the
Schedule 13D.

The above disclosures are made, without prejudice, and without admitting that the disclosures are required by the respective rules and regulations.

5.  Interest in Securities of the Issuer

(a)(b)(c) As of the close of business on July 22, 1999, the Reporting Persons owned beneficially an aggregate of 460,669 shares of Common Stock, which constituted approximately 9.052% of the 5,088,829 shares of Common Stock outstanding as of March 1, 1999, as disclosed in the Issuer's 1999 Proxy Statement.

The schedule below describes transactions in the Common Stock effected by the Reporting Persons from April 6, 1999 - July 22, 1999. Except as set forth in this Item 5, none of the Reporting Persons owns beneficially or has a right to acquire beneficial ownership of any Common Stock, and except as set forth in this Item 5, none of the Reporting Persons has effected transactions that have not been previously reported in the Common Stock during the past sixty (60) days.




                No of                                   Total
Trade Date      Shares            Price             Cost/(Proceeds)   Entity
- --------------- ----------------- ----------------- ----------------- ----------
4699           2,500              11.99               29,969.00       SIPII
4699           2,500              11.99               29,969.00       SEID
4699           2,500              11.99               29,969.00       SIP
4699             900              12.12               10,908.00       SEIDMAN
4699             800              12.12                9,698.00       SEIDMAN
4699             800              12.12                9,698.00       SEIDMAN
4699           2,500              11.99               29,375.00       KERRIMATT
4799           2,710              11.37               30,826.00       SEID
4799           1,300              11.37               14,787.00       SEIDII
4799           1,400              11.37               16,450.00       KERRIMATT
4799           1,300              11.37               14,787.00       FEDERAL
4799           1,300              11.37               14,787.00       SIPII
4799           1,990              11.37               22,636.00       SIP
42299            100              11.37                1,175.00       KERRIMATT
41499            500              12.06                6,028.50       TBCI
41499            500              12.06                6,028.50       TBCI
41499          1,000              12.1                12,095.15       TBCI
41499            500              12.12                6,061.33       TBCI
7/1/99         1,000 Transfer     10.50               10,504.00       SIP
               from TBCI


- --------------- ----------------- ----------------- ----------------- ----------

TOTAL         25,100                                 295,247.48

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




                                                  -----------------------------
                                                  Lawrence B. Seidman, Power of
                  Dated: August 2, 1999            Attorney Pursuant to Joint
                                                  Filing Statement Dated
                                                  February 26, 1999